SCHEDULE 1

Transactions in the Common Stock of the Issuer by Reporting Persons During the Past 60 Days

Date	Buy/Sell	Security	Approximate Price Per Share[1]	Amount of Shares Bought/(Sold)

Equinox Partners, L.P.
(1) 08/05/2026	SELL	Common Stock	$10.45	(151,635)
(2) 08/05/2026	SELL	Common Stock	$11.04	(53,401)
(3) 08/06/2026	SELL	Common Stock	$9.20	(442,850)
(4) 08/06/2026	SELL	Common Stoc	$10.04	(81)
Kuroto Fund LP
(1) 08/05/2026	SELL	Common Stock	$10.45	(38,727)
(2) 08/05/2026	SELL	Common Stock	$11.04	(13,638)
(3) 08/06/2026	SELL	Common Stock	$9.20	(113,102)
(4) 08/06/2026	SELL	Common Stock	$10.04	(21)
Mason Hill Partners, LP
(1) 08/05/2026	SELL	Common Stock	$10.45	(32,290)
(2) 08/05/2026	SELL	Common Stock	$11.04	(11,372)
(3) 08/06/2026	SELL	Common Stock	$9.20	(94,306)
(4) 08/06/2026	SELL	Common Stock	$10.04	(17)

Managed Account
(1) 08/05/2026	SELL	Common Stock	$10.45	(151,775)
(2) 08/05/2026	SELL	Common Stock	$11.04	(53,450)
(3) 08/06/2026	SELL	Common Stock	$9.20	(443,254)
(4) 08/06/2026	SELL	Common Stock	$10.04	(81)

1    The above purchases were executed by a broker-dealer in multiple open market purchase transactions on the indicated date.  The reported price is the approximate weighted average purchase price per share on the indicated date.  The range of prices for each such date’s transactions are:

(1) 08/05/2026 - Range: $10.00 - $11.00
(2) 08/05/2026 - Range: $11.01 - $11.10
(3) 08/06/2026 - Range: $9.00 - $10.00
(4) 08/06/2026 - Range: $10.01 - $10.06

The Reporting Persons undertake to provide upon request by the staff full information regarding the number of shares purchased or sold at each separate price.